Exhibit 99.1

Press Contacts:     Jeffrey J. Leebaw   Marc Monseau
               (732) 524-3350 (732) 524-1130
     Home      (732) 821-6007

Investor Contacts:  Louise Mehrotra     Stan Panasewicz
               (732) 524-6491 (732) 524-2524

                    FOR IMMEDIATE RELEASE

  Johnson & Johnson to Acquire Pfizer Consumer Healthcare;
  Combination Creates World's Premier Consumer Health Care
                           Company

       All Cash Transaction is Valued at $16.6 Billion

     New Brunswick, N.J. (June 26, 2006) -- Johnson & Johnson (NYSE: JNJ), the world's most comprehensive and broadly based manufacturer of health care products, today announced that it has entered into a definitive agreement to acquire Pfizer Consumer Healthcare for $16.6 billion in cash.

     The Johnson & Johnson Board of Directors has given approval to the transaction. Closing is subject to customary clearances, including the Hart-Scott-Rodino
Antitrust Improvements Act and European Union merger control regulation. The transaction is expected to close by the end of 2006.

     Pfizer Consumer Healthcare's global business of personal care and over-the-counter (OTC) products achieved sales of $3.9 billion in 2005. Worldwide market-leading brands include LISTERINE oral care products and the NICORETTE line of smoking cessation treatments. Other widely recognized and trusted brands include LUBRIDERM, VISINE, NEOSPORIN, SUDAFED, ZANTAC and BENADRYL.

     "This combination creates the world's premier consumer health care company," said William C. Weldon, Chairman and Chief Executive Officer of Johnson & Johnson. "Our consumer business has a long tradition of outstanding performance and a proven track record in growing consumer brands at above-category levels through innovation. This acquisition builds upon our broad base in health care products and our leadership objectives in the consumer, pharmaceutical and medical devices and diagnostics markets."

     The Pfizer Consumer Healthcare business adds a diverse portfolio of strong, growing, enduring brands that provide
Johnson & Johnson with leadership positions in nine additional categories, including large new segments such as smoking cessation and mouthwash.

     The addition of LISTERINE, the world's #1 mouthwash, transforms Johnson & Johnson's oral health care business by more than tripling it into a franchise well in excess of one billion dollars. It further expands the franchise presence in more than 60 markets.

     The combined portfolio of OTC brands will solidify the global market-leading position of Johnson & Johnson's OTC franchise. Under the terms of the agreement, Johnson &
Johnson will also acquire the U.S. OTC switch rights to ZYRTEC - Pfizer's once-a-day, non-sedating prescription antihistamine, upon patent expiration.

     "We see the consumer health care markets as increasingly attractive growth opportunities as consumers take greater interest in and responsibility for their own health," Weldon said. "In addition, higher levels of disposable income in developing nations are helping drive increased demand for consumer health products."

     The Pfizer Consumer Healthcare brands complement Johnson & Johnson's well-known consumer and OTC products, which include BAND-AID, TYLENOL, REACH, SPLENDA and the CLEAN & CLEAR, AVEENO and NEUTROGENA skin care brands. Johnson & Johnson is uniquely positioned to drive continued growth in Pfizer Consumer Healthcare's product portfolio and create new market opportunities through its proven capability of expanding enduring brands geographically and by bringing continuing scientific innovation into consumer brands.

     "Being broadly based in health care allows us to leverage our expertise in science and technology across our businesses," Weldon said. "Through this acquisition, we look to benefit both from Pfizer Consumer Healthcare's excellent product portfolio and pipeline and from the valuable skills and experience of its employees."

     The acquisition is expected to be accretive to Johnson & Johnson's earnings per share on a cash basis in 2009. The integration will provide significant opportunities to leverage the sales, administration and supply chain of both organizations globally. Additional commentary regarding the financial impact will be discussed during the conference call noted below.

     Johnson & Johnson is the world's most comprehensive and broadly based manufacturer of health care products, as well as a provider of related services, for the consumer, pharmaceutical, and medical devices and diagnostics markets. The more than 230 Johnson & Johnson operating companies employ approximately 116,000 men and women in 57 countries and sell products throughout the world.

                      NOTE TO INVESTORS
Johnson & Johnson will conduct a conference call with financial analysts to discuss this news release on June 26 at 9 a.m., Eastern Daylight Savings Time. A simultaneous webcast of the call for interested investors and others may be accessed by visiting the Johnson & Johnson website at www.jnj.com and clicking on "Webcasts/Presentations" in the Investor Relations section. A replay will also be available at the website.

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Johnson & Johnson's expectations and projections. Risks and uncertainties include: satisfaction of closing conditions and receipt of regulatory approvals for the acquisition; general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of Johnson & Johnson's Annual Report on Form 10-K for the fiscal year ended January 1, 2006. Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov or on request from Johnson & Johnson. Johnson & Johnson assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.)

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